Exhibit 10.2

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RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is entered into as of this 31st day of August, 2017 by and between Commercial Metals Company, a Delaware corporation, with principal offices at 6565 N. MacArthur Blvd, Irving, Texas 75039 (the “Company”) and Joseph Alvarado (“Executive”). The Company and Executive are individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer (the “Employment Relationship”), and Executive has faithfully performed his responsibilities as an executive of the Company; and

WHEREAS, in connection with such Employment Relationship, Executive and the Company have entered into an employment agreement dated April 16, 2010, as amended from time to time (the “Employment Agreement”), and an Executive Employment Continuity Agreement dated as of April 19, 2010 (the “EECA”); and

WHEREAS, Executive also serves as Chairman of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company and Executive have announced that Executive will resign from his position as Chief Executive Officer and retire from his employment with the Company, effective August 31, 2017, and thereafter continue to serve as Chairman of the Board through January 10, 2018; and

WHEREAS, the Parties now desire to enter into this Agreement to set forth the terms and conditions relating to Executive’s retirement and the termination of the Employment Relationship, and the Parties herewith furthermore intend to settle all possible open issues in connection with the Employment Relationship and its termination;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the Parties agree as follows:

1.    Executive and the Company have mutually agreed that Executive shall resign from his position as Chief Executive Officer of the Company, as well as any and all other officer positions with the Company and its subsidiaries, and retire from his employment with the Company, effective as of August 31, 2017 (the “Separation Date”), at which time his employment with the Company and its subsidiaries shall terminate. The Company shall continue to employ Executive until the Separation Date; and his salary and all benefits will remain unchanged until such date. Executive shall continue to perform services to the Company through the Separation Date and will be subject to the same standards of conduct and performance applicable to all officers and managers of the Company. Other than as provided in this Agreement, Executive waives and agrees that he shall not receive any other compensation or benefits from the Company.

2.    During the period ending at the close of business on January 10, 2018, Executive shall continue to serve as Chairman of the Board. Effective at the close of business on January 10, 2018, Executive shall resign as Chairman of the Board and as a member of the Board.

3.    Subject to (i) Executive’s release and waiver of claims and agreement to comply with the obligations referenced herein, (ii) Executive’s execution of this Agreement, (iii) an affirmation and release of claims (in the form of Attachment A) (the “Affirmation”) to be executed on or within twenty-one (21) days after (but not before) the Separation Date, (iv) the expiration of

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applicable revocation periods (without revocation), and (vi) payroll tax withholding required by federal, state or local law, the Company shall pay Executive the following:

(a)    a payment in the gross amount of $326,923, which is equivalent to the annual base salary that Executive would have received for services through December 31, 2017, to be paid in one lump sum payment to be made on August 31, 2017;

(b)    a payment of Executive’s annual performance bonus based on the formulaic calculation in the Company’s FY2017 Annual Performance Bonus Program as approved by the Compensation Committee of the Board (the “Compensation Committee”) and payable not later than November 15, 2017;

(c)    the health benefits and other perquisites to which Executive is currently entitled shall cease as of the Separation Date pursuant to the terms of the applicable plan documents as may be amended, provided that Executive shall be entitled to elect continued coverage under the Company’s group health plan for Executive and his dependents, at Executive’s sole expense, until June 1, 2020, which period of coverage shall satisfy the Company’s obligations under COBRA;

(d)    Executive shall receive a grant of restricted stock units (“RSUs”) pursuant to the terms of the Company’s 2013 Long-Term Equity Incentive Plan (the “2013 LTIP”) with respect to shares of common stock of the Company having a Fair Market Value, as defined in the LTIP, of $4,750,000, which shall become vested and settled on the third anniversary of the grant date, provided that Executive satisfies in all material respects his obligations under this Agreement, including his continued employment through the Separation Date; provided that if Executive dies prior to the third anniversary of the grant date, such RSUs shall become vested and payable to Executive’s estate within 90 days after the date of Executive’s death;

(e)    as approved by the Compensation Committee, the equity awards held by Executive shall become vested and payable as shown below:

(i)	295,157 outstanding time-vested RSUs granted on October 27, 2014, October 26, 2015 and October 24, 2016 shall become fully vested on the Separation Date and the related shares of Company common stock shall be issued to Executive on the six-month anniversary of the Separation Date (or, if earlier, the date of Executive’s death, and deposited into Executive’s Schwab account.

(ii)	263,773 performance stock units (“PSUs”), which is a prorated portion of the 447,596 outstanding PSUs granted on October 27, 2014, October 26, 2015 and October 24, 2016 shall become vested on the Separation Date, determined by calculating the number of PSUs that are earned based solely on the Company’s EBITDA and TSR, each as defined in the applicable award agreements, through August 31, 2017, as certified by the Compensation Committee, and multiplying the number of such earned PSUs by a ratio, the numerator of which is the number days in the applicable performance period prior to and including the Separation Date and the denominator of which is the total number of days in the applicable performance period. Shares of Company common stock relating to such vested PSUs shall be issued to Executive within 60 days after the Separation Date and deposited into Executive’s E*Trade account; and

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(f)    on or before the first regular payday following the Separation Date, the Company will pay Executive for any accrued, unused vacation pay.

The EECA shall terminate and be of no further force or effect and Executive shall forfeit all entitlements he may have under the EECA as of the Separation Date, unless a Change in Control, as defined in the EECA, has occurred prior to the Separation Date. If a Change in Control occurs prior to the Separation Date, then Executive shall be entitled to the benefits payable pursuant to the terms of the EECA, reduced by the benefits payable under this Agreement. Except as otherwise stated below, the Employment Agreement shall terminate as of the Separation Date; provided, however, that Paragraphs 9 through 18 of the Employment Agreement shall survive and continue in full force and effect.

4.     Executive agrees that the terms of his various restrictive covenants, as set forth in Paragraphs 9 through 15 of the Employment Agreement, are valid and enforceable. Without limiting any other rights available to the Company under applicable law, the Company shall have the right (a) to obtain injunctive relief should Executive breach any of the covenants referenced herein; (b) to discontinue all amounts payable under this Agreement from the date the Company obtains any injunctive, other equitable or other relief from a court (or arbitrator, if applicable) in connection with an alleged or actual breach by Executive of any of the covenants referenced herein; and (c) to recover all payments made under this Agreement as of the date of any breach by Executive of any of the covenants referenced herein as determined by a court (or arbitrator, if applicable).

5.    In consideration of the mutual promises and covenants contained in this Agreement and after adequate opportunity to consult with legal counsel:

(a)    Except as provided for in subparts (f) and (g) below or as otherwise prohibited by law, Executive for himself and each of his respective heirs, representatives, agents, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys, and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors, and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys, and agents (collectively the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon, or concerning Executive’s employment with the Company or his separation from the Company or the Employment Agreement, that exist or may exist as of the date Executive signs this Agreement. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; pay in lieu of, or receipt of, advance notice of termination of employment, breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, or marital status; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. § 2000, et seq., the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA’’), 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f), the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Employee Retirement Income Security Act

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of 1974 (“ERISA”), the Internal Revenue Code of 1986, as amended; the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information and Nondiscrimination Act (“GINA”) and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law.

(b)    Executive represents and agrees that (except as otherwise provided in subpart (g) below), prior to signing this Agreement, he has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, or arbitral forum against the Company, or any other person or entity released under Paragraph 5(a) above, asserting any claims whatsoever. Executive understands and acknowledges that, in the event he commences any proceeding in violation of this Agreement, he waives and is estopped from receiving any monetary award or other legal or equitable relief in such proceeding (except as otherwise provided in subpart (g) below).

(c)    Subject to subpart (g) below: (i) Executive represents and warrants that Executive is not aware of any (A) violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, or (B) any facts or circumstances relating to any alleged violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, of which Executive has not previously made the executive leadership team aware and (ii) if Executive learns of any such information, Executive shall immediately inform the Company’s General Counsel.

(d)    Executive represents and warrants that he has not assigned or subrogated any of his rights, claims, and/or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims, and/or causes of action.

(e)    If Executive should breach any of his obligations under this Agreement or the Employment Agreement, the Company shall have no further obligation to make the payments described in this Agreement, and Executive shall be required to repay to the Company any amounts previously received under this Agreement.

(f)    This release shall not apply to any of the Company’s obligations under this Agreement, COBRA continuation coverage benefits or any accrued and vested benefits under an employee benefit plan subject to ERISA (other than any severance benefits). Without limiting the foregoing, nothing in this Agreement shall affect or apply to Executive’s rights and benefits in and to: the Commercial Metals Companies Retirement Plan, as amended and restated effective as of January 1, 2016, and the Commercial Metals Companies 2005 Benefits Restoration Plan, as amended and restated effective September 1, 2014. Executive will retain all rights and benefits in accordance with applicable plan documents. Executive’s active participation in all such plans and programs will cease on the Separation Date, however, consistent with the terms of the plans referenced above all benefits or compensation under such plans and programs that Executive has earned or in the future may be credited to Executive’s account or to which Executive will become entitled to receive under such plans and programs by virtue of his service through the Separation Date will be payable pursuant to the terms of such plans; and (ii) payment of accrued, unpaid salary and reimbursement of eligible business expenses through the Separation Date.

(g)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to the Company), or from responding if properly

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subpoenaed or otherwise required to do so under applicable law. In addition, nothing in this Agreement limits Executive’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Executive).

6.    Executive shall, immediately following execution of this Agreement, to the extent not previously returned or delivered (subject to Paragraph 5(g) above): (a) return all equipment, records, files, documents, data, programs or other materials and property in Executive’s possession, custody or control which relates or belongs to the Company or any one or more of its affiliates, including, without limitation, all, Confidential Information (defined below), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, electronic data, notes, materials, records, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise, on Company equipment or Executive’s personal equipment) that relate or refer in any to (1) the Company or any one or more of its affiliates, its business or its employees, or (2) the Company’s Confidential Information or similar information. By signing this Agreement, Executive represents and warrants that Executive has not retained and has or shall timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive shall promptly notify the Company and return/deliver such items to the Company. Confidential Information means information (1) disclosed to or known by Executive as a consequence of or through his employment with the Company or one of its affiliates; and (2) which relates to any aspect of the Company’s or an affiliate’s business, research, or development. “Confidential Information” includes, but is not limited to, the Company’s or an affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with the Company, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of termination, been used by the Company, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to the Company or an affiliate by a third party under restrictions against disclosure or use by the Company or others.

7.    Executive shall not, directly or indirectly, disclose, communicate, or publish in any format any libelous, defamatory, or disparaging information concerning the Company, its executives, officers, Board of Directors, its parents, subsidiaries, affiliates, employees, operations, technology, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same (subject to Paragraph 5(g) above). The Company agrees that the individuals who held positions on the Company’s “Senior Leadership Team” (as such term is utilized within the Company) as of August 31, 2017, will refrain at all times while they are employed by the Company, from directly or indirectly disclosing, communicating, or publishing in any format any libelous, defamatory, or disparaging information concerning Executive, directed to any person or entity other than a member of the Company’s Board of Directors or any member of the Senior Leadership Team. Notwithstanding anything to the contrary in this Paragraph 7, nothing shall prohibit Executive, the Company or any member of the Senior Leadership Team from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

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8.    During the three (3) year period following the Separation Date, Executive hereby agrees to provide his full cooperation, at the request of the Company, with any of the Released Parties in the transitioning of his job duties and responsibilities, any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during his employment with the Company. During the three (3) year period following the Separation Date, Executive also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company. This includes, but is not limited to, testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive (subject to Paragraph 5(g) above). Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Executive acknowledges and understands that his obligations of cooperation under this Paragraph 8 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. Executive shall receive no additional compensation for time spent assisting the Company pursuant to this Paragraph 8, provided that Executive shall be reimbursed by the Company for any reasonable out-of-pocket travel expenses incurred by Executive in providing assistance pursuant to this Paragraph 8 (subject to the Company’s business expense policies then in effect).

9.    In consideration of the Company’s promises in Paragraph 3 and otherwise in this Agreement, Executive hereby reaffirms, and shall fully comply with and abide by, the covenants in Paragraph 9 (“Non-Competition, Non-Solicitation, and Confidentiality) of the Employment Agreement, and that Paragraphs 9, 10 (“Remedies”), 11 (“Reformation), 12 (“Tolling”) and 13 (“Notice to Future Employers”) of the Employment Agreement (which shall survive this Agreement (if applicable) and Executive’s termination from employment), Executive and the Company agree to the following:

(a)    The restricted period for Executive’s agreement not to compete with the Company, contained in Paragraph 9(a) of the Employment Agreement, shall continue from the present through February 28, 2019.

(b)    Executive further agrees that from the present through February 28, 2019, he shall not, without the prior written consent of the Chief Executive Officer of the Company, consult with, provide information to, or perform services for any investment firm, financier, or other person or entity which Executive knows, after reasonable inquiry, is considering or pursuing acquisition of the Company or an investment in the Company of more than $25,000.00.

(d)    The restricted period for Executive’s agreement not to solicit certain customers and employees, as contained in Paragraph 9(c) of the Employment Agreement, continue the present through August 31, 2019; and

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(e)    Without waiving the Company’s right to enforce the foregoing provisions of Paragraph 9(a) of this Agreement and Paragraph 9 of the Employment Agreement, the Company agrees that Executive may request a reasonable waiver of these provisions.

10.    If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the Parties hereto.

11.    All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, legal representatives, successors, and assigns.

12.    This Agreement may be executed in counterparts, each of which shall be deemed an original.

13.    This Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.

14.    The Company represents that it has the authority to enter into this Agreement and has obtained all necessary corporate approvals necessary to do so. Executive represents and warrants that he has been advised in writing to consult with an attorney before signing this Agreement; that he has had an opportunity to be represented by independent legal counsel of his own choosing throughout all of the negotiations preceding the execution of this Agreement; that he has executed this Agreement after the opportunity for consultation with his independent legal counsel; that he is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read this Agreement in its entirety; that he has had reasonable opportunity to have the provisions of the Agreement explained to his by his own counsel; that he fully understands the terms and significance of all provisions of this Agreement; that he voluntarily assents to all the terms and conditions contained in this Agreement; and that he is signing the Agreement of his own force and will, without any coercion or duress.

15.    Except as otherwise specifically provided herein, this Agreement and Paragraphs 9 (“Non-Competition, Non-Solicitation, and Confidentiality), 10 (“Remedies”), 11 (“Reformation), 12 (“Tolling”) and 13 (“Notice to Future Employers”) and the other surviving provisions of the Employment Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and with respect to Executive’s employment with the Company, contains all the covenants, promises, representations, warranties, and agreements between the Parties with respect to Executive’s separation from the Company and its subsidiaries and all positions therewith, and supersedes all prior employment or severance or other agreements between Executive and the Company and its subsidiaries, whether written or oral, or any of its predecessors or affiliates. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either Party, or by anyone acting on behalf of either Party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s separation from the Company and its subsidiaries that is not contained in this Agreement shall be valid or binding. Executive represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by both Parties.

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16.    No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

17.    Executive agrees that, as a condition to receipt of the consideration described herein above, he shall sign an affirmation of the waiver and release contained in this Agreement on the Separation Date. The form of affirmation to be signed by Executive is attached as Attachment A hereto.

18.    This Agreement is entered into under, and shall be governed for all purposes by; the laws of the State of Texas without giving effect to any choice of law principles and venue over any claim relating to this Agreement shall rest exclusively in the state district courts of Dallas County, Texas or the United States District Court for the Northern District of Texas, Dallas Division.

19.    Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that he has been given a period of at least twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement, (iii) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims Executive may have under the ADEA on or prior to the date on which Executive signs this Agreement, and for valuable consideration to which he otherwise would not be entitled, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. Furthermore, Executive acknowledges that the promises and benefits provided for in Paragraph 3 (other than Paragraph 3(a)) of this Agreement will be delayed until this Agreement (including Attachment A) becomes effective, enforceable and irrevocable. This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive. During the seven-day period following the date on which Executive executes this Agreement, Executive may revoke his agreement to accept the terms hereof by indicating his revocation in writing to the General Counsel of the Company. If Executive exercises his right to revoke hereunder, Executive shall not be eligible to receive and shall forfeit his right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, Executive agrees that he will immediately reimburse the Company for the amounts of such promises and benefits.

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WHEREFORE, the Parties, by their signatures below, evidence their agreement to the provisions stated above:

COMMERCIAL METALS COMPANY

/s/ Richard B. Kelson
Richard B. Kelson, Lead Director
Date: August 31, 2017

EXECUTIVE

/s/ Joseph Alvarado
Joseph Alvarado
Date: August 31, 2017

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ATTACHMENT A

AFFIRMATION AND ADDITIONAL RELEASE

(“AFFIRMATION”)

By my signature below, I hereby re-execute and affirm the Retirement Agreement dated August 31, 2017 (the “Agreement”), including, but not limited to, the release and waiver of claims to the extent set forth in the Agreement. Further, I hereby release and waive any and all claims described in Paragraph 5 of the Agreement that exist or may exist on or prior to the date I sign this Affirmation (including, without limitation, claims under the ADEA). I understand that I (a) may not sign this Affirmation until on or after my Separation Date and (b) must return a signed copy of this Affirmation to the Company within 21 days after my Separation Date.

Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that he has been given a period of at least twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised in writing to consult with an attorney prior to executing this Affirmation, (iii) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims Executive may have under the ADEA on or prior to the date on which Executive signs this Affirmation, and for valuable consideration to which he otherwise would not be entitled, and (iv) agrees to all of the terms of this Affirmation and the Agreement and intends to be legally bound thereby.

Furthermore, Executive acknowledges that the promises and benefits provided for in Paragraph 3 (other than Paragraph 3(a)) of the Agreement will be delayed until the Agreement and this Affirmation become effective, enforceable and irrevocable. This Affirmation will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive. During the seven-day period following the date on which Executive executes this Affirmation, Executive may revoke his agreement to accept the terms of this Affirmation by indicating his revocation in writing to the General Counsel of the Company. If Executive exercises his right to revoke this Affirmation, Executive shall not be eligible to receive and shall forfeit his right to receive any of the payments or benefits provided in the Agreement, and to the extent such payments or benefits have already been made, Executive agrees that he will immediately reimburse the Company for the amounts of such promises and benefits.

Terms not defined in this Affirmation shall have the same meaning as defined in the Agreement.

EXECUTIVE

Joseph Alvarado
Date: , 2017